Exhibit 99.1

Contact:  Mike Schuh  425-951-1224
Anne Bugge 425-951-1378
SONOSITE REPORTS SECOND QUARTER AND
FIRST HALF 2009 RESULTS

Operating cash flow increases 48% to over $7 million
on 7% revenue drop during first half of 2009

Revenue declines 1% in first half on constant currency basis

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – July 27, 2009 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the second quarter and first half ended June 30, 2009.

REVENUE
Worldwide revenue in the second quarter of 2009 was $52.3 million, a decrease of 12% compared to the second quarter of 2008.  For the first half of 2009, worldwide revenue was $104.1 million; a decrease of 7% compared with the first half of 2008.  Changes in foreign currency rates decreased worldwide revenue by approximately 4% in the quarter and 6% in the first half of 2009.

OPERATING CASH FLOW
Operating cash flow was $7.4 million for the first half of 2009 compared to $5.0 million for the first half of 2008, an increase of 48% over the prior year period.

INCOME
Operating income
The company reported operating income of $3.0 million for the second quarter of 2009 compared to $5.3 million for the second quarter of 2008.  Operating income, excluding stock based compensation expense, was $4.4 million compared to $6.9 million in the second quarter of 2008.

For the first half, the company reported operating income of $4.5 million in 2009 compared to $7.7 million in 2008.  Operating income excluding stock based compensation expense was $8.5 million for the first half of 2009 compared to $11.2 million in the comparative period of 2008.

Net income
For the second quarter of 2009, the company reported net income of $425,000 or $0.02 per share compared to $1.4 million or $0.08 per share in 2008.  For the first half of 2009, the company reported net income of $1.3 million or $0.07 per share compared to $1.6 million or $0.09 per share.

COMMENTARY
“Although the economic environment continues to be challenging, we held our own in the second quarter,” said Kevin M. Goodwin, SonoSite President and CEO. “As expected, the slowdown in US hospital capital spending and a stronger US dollar affected our operating results.  We did see some improvement in buying trends toward the end of the quarter, yet our forward planning is focused on earnings and cash flow growth through 2010 as we await a recovery in hospital based capital spending.”

“In the second quarter we made initial progress on structural spending reductions which we plan to build upon in the second half of the year,” Mr. Goodwin stated.  “In parallel, on the growth side of the equation, we launched and initiated shipments of our newest product innovation the  NanoMaxx™ system1, a 6 pound marvel, providing excellent  imaging performance and yet  designed for  patient safety applications and related length of stay risks. The NanoMaxx also offers the lowest cost of ownership of any point-of- care ultrasound tool in the industry.”

“We also announced an agreement to acquire CardioDynamics, Inc., a leader in impedance cardiography designed for private practice medicine, which we expect to close in the third quarter,” Mr. Goodwin said.  “This acquisition will bring us an established sales channel and franchise in cardiovascular disease management markets which we estimate will have outstanding long term growth and healthcare cost reduction potential.”

“During the quarter we also improved pricing and manufacturing efficiency which had a positive effect on gross margins,” Mr. Goodwin added.

“Our outlook in the ‘mid term’ remains quite positive as we have listened carefully to the many voices within healthcare reform,” Mr. Goodwin continued. “The mandated need for improving patient safety and the related cost of delivering care positions ultrasound, in particular our highly miniaturized technology,  as a clear and still underleveraged ‘cost avoidance technology.’  This message has been consistent from the provider marketplace over the past several quarters.”

SECOND QUARTER REVENUE DRIVERS
In the second quarter, US revenue decreased 15% compared to the second quarter of 2008 and accounted for 46% of the company’s worldwide revenue.  For the six months of 2009, US revenue decreased 6% as compared to 2008 and accounted for 45% of worldwide revenue.

International revenue decreased 8% in the second quarter and 7% for the six months of 2009 as compared to the same periods in 2008.  On a constant currency basis, international revenue was flat for the quarter and up 4% year-to-date.

OPERATING EXPENSE DRIVERS
Total operating expenses were $34.0 million in the second quarter, down 6% from the prior year.  SG&A expenses decreased 6% to $27.6 million and R&D expense increased 6% to $7.4 million.

For the first half of 2009, operating expenses decreased 6% to $67.5 million from the first half of 2008. SG&A expenses decreased 9% to $53.4 million and R&D expense increased 15% to $15.1 million.

The loss on the other income line was driven by non-cash interest expense of $1.2 million for the second quarter and $2.5 million for the first half related to APB 14-1, a new accounting treatment for convertible debt.

As of June 30, 2009, the company held $263 million in cash and investments and had outstanding senior convertible notes of $120 million.

COMPANY’S OUTLOOK FOR REMAINDER OF THE YEAR
The company maintained its outlook that the economy will continue to be challenging for the next four quarters and is providing the following update to its annual outlook:
•	In 2009, revenue could decrease between 5 - 10%, which includes a negative 4% currency impact assumption;
•	Gross margin is expected to decline by one percentage point based on the assumption of a stronger dollar in the second half;
•	The company is targeting an operating expense reduction of 5-10% for the year versus 2008;
•	Non-cash interest expense from APB 14-1 is projected at $4.9 million for the year; and
•	An annual tax rate of 39% is projected.

Conference Call Information

SonoSite will hold a conference call on July 27th at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning July 27, 2009, 5:30 pm PT and will be available until August 10, 2009, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 4668347 is required to access the replay. The call will also be archived on SonoSite’s website.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our customers’ ability to finance the purchase of our systems, including the effect of reduced spending by hospitals, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, including the effects of proposed health care reform legislation in the U.S., constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy and effectively integrate acquired products and operations, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007, including a repurchase of a portion of the debt, on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

1 Availability in the USA pending FDA 510(k) clearance

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008 As Adjusted

Revenue	$52,285	$59,230	$104,090	$111,729
Cost of revenue	15,299	17,741	32,012	32,400
Gross margin	36,986	41,489	72,078	79,329
Gross margin percentage	70.7%	70.0%	69.2%	71.0%

Operating expenses:
Research and development	7,375	6,937	15,072	13,134
Sales, general and administrative	27,584	29,209	53,387	58,458
Licensing income and litigation settlement	(924)	-	(924)	-
Total operating expenses	34,035	36,146	67,535	71,592

Operating income	2,951	5,343	4,543	7,737

Other loss, net	(2,269)	(2,886)	(2,473)	(4,937)

Income before income taxes	682	2,457	2,070	2,800

Income tax provision	257	1,046	782	1,199
		.		.
Net income	$425	$1,411	$1,288	$1,601

Net income per share:
Basic	$0.02	$0.08	$0.08	$0.10
Diluted	$0.02	$0.08	$0.07	$0.09

Weighted average common and potential common shares outstanding:
Basic	17,219	16,843	17,150	16,806
Diluted	17,619	17,456	17,567	17,429

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	June 30,	December 31,
	2009	2008 As Adjusted

Cash and cash equivalents	$193,866	$209,258
Short-term investment securities	69,049	69,882
Accounts receivable, net	54,102	66,094
Inventories	30,243	29,115
Deferred income taxes, current	12,688	13,372
Prepaid expenses and other current assets	7,583	6,623
Total current assets	367,531	394,344

Property and equipment, net	8,752	8,955
Investment securities	488	578
Deferred income taxes	814	793
Intangible assets, net	16,853	16,829
Other assets	4,302	5,383
Total assets	$398,740	$426,882

Accounts payable	$6,561	$6,189
Accrued expenses	20,494	31,921
Deferred revenue	2,606	2,755
Total current liabilities	29,661	40,865

Long-term debt, net	94,330	111,336
Deferred income taxes, net	6,716	9,871
Other non-current liabilities	13,922	13,750
Total liabilities	144,629	175,822

Shareholders' equity:
Common stock and additional paid-in capital	289,074	285,928
Accumulated deficit	(34,747)	(36,036)
Accumulated other comprehensive income (loss)	(216)	1,168
Total shareholders' equity	254,111	251,060
Total liabilities and shareholders' equity	$398,740	$426,882

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Six Months Ended
	June 30,
	2009	2008 As Adjusted
Operating activities:
Net income	$1,288	$1,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,109	2,088
Stock-based compensation	3,943	3,467
Deferred income tax provision	863	1,845
Amortization of debt discount, debt issuance costs	2,559	4,364
Non-cash gain on litigation settlement	(924)	-
Gain on convertible debt repurchase	(1,339)	-
Other adjustments	199	(1,211)
Changes in working capital	(1,324)	(7,176)
Net cash provided by operating activities	7,374	4,978

Investing activities:
Investment securities, net	1,057	(11,604)
Purchases of property and equipment	(1,810)	(1,255)
Earn-out consideration associated with SonoMetric acquisition	(387)	(921)
Net cash used in investing activities	(1,140)	(13,780)

Financing activities:
Excess tax benefit from exercise of stock-based compensation	-	767
Repurchase of convertible debt and related hedge transactions	(20,416)	-
Shares retired for taxes	(852)	-
Proceeds from exercise of stock-based awards	1,385	2,019
Net cash (used in) provided by financing activities	(19,883)	2,786

Effect of exchange rate changes on cash and cash equivalents	(1,743)	(1,037)

Net change in cash and cash equivalents	(15,392)	(7,053)
Cash and cash equivalents at beginning of period	209,258	188,701
Cash and cash equivalents at end of period	$193,866	$181,648

The following table presents the three and six months ended June 30, 2009 and 2008 with and without the impact of APB 14-1 for comparison purposes (unaudited):

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008		Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	With APB 14-1 (1)	Without APB 14-1	With APB 14-1	Without APB 14-1 (2)	With APB 14-1 (1)	Without APB 14-1	With APB 14-1	Without APB 14-1 (2)

	(in thousands, except per share data)
Selected Statement of Income Data

Operating income	$2,951	$2,951	$5,343	$5,343	$4,543	$4,543	$7,737	$7,737

Interest income	588	588	2,128	2,128	1,537	1,537	4,954	4,954
Interest expense	(2,349)	(1,273)	(4,303)	(2,373)	(4,943)	(2,685)	(8,565)	(4,735)
Other	(508)	(508)	(711)	(711)	933	3,477	(1,326)	(1,326)

Total other (loss) income	$(2,269)	$(1,193)	$(2,886)	$(956)	$(2,473)	$2,329	$(4,937)	$(1,107)

Income before income taxes	682	1,758	2,457	4,387	2,070	6,872	2,800	6,630
Income tax provision	257	653	1,046	1,863	782	2,558	1,199	2,861

Net income	$425	$1,105	$1,411	$2,524	$1,288	$4,314	$1,601	$3,769

Net income per share:
Basic	$0.02	$0.06	$0.08	$0.15	$0.08	$0.25	$0.10	$0.22

Diluted	$0.02	$0.06	$0.08	$0.14	$0.07	$0.25	$0.09	$0.22
Shares used in computing net income per share:
Basic	17,219	17,219	16,843	16,843	17,150	17,150	16,806	16,806

Diluted	17,619	17,619	17,456	17,456	17,567	17,567	17,429	17,429

(1) Q2'09 amounts actually reported - includes adoption of FSP APB 14-1
(2) Q2'08 amounts as reported